Exhibit 99

Titan International, Inc. reports year-over-year earnings per share increase of $.73 for third quarter

Quincy, IL. - October 28, 2004 - Titan International, Inc. (NYSE: TWI) reported net sales of $116.5 million for the third quarter ended September 30, 2004, up 47 percent from $79.2 million pro forma (adjusted to reflect the sale of Titan Europe) for third quarter 2003. Net sales for third quarter 2003 including Titan Europe sales were $111.2 million. Net sales for the first nine months of 2004 were $404.7 million compared to $371.2 million in 2003.

Income from operations for the quarter was $9.9 million, up significantly from a loss of $(5.1) million for third quarter 2003. Year-to-date income from operations for 2004 was $34.3 million compared to a loss of $(12.4) million for the same time period last year. Titan recorded net income of $1.5 million for the quarter and $12.4 million year-to-date for 2004, compared to a net loss of $(13.4) million and $(27.4) million in 2003 respectively. Diluted earnings per share were $.09 for the quarter and $.65 year-to-date 2004, versus loss per share of $(.64) for the quarter and $(1.31) year-to-date in the previous year.

On July 23, 2004, Titan completed a new $100 million revolving credit facility, replacing the company's prior revolving loan agreement and term loan. On July 26, 2004, Titan sold $115 million of 5.25% senior unsecured convertible notes due 2009. These notes are convertible into shares of TWI stock at any time on or before maturity at a conversion price of $13.50 per common share. The proceeds from the convertible notes and revolving loan agreement were used to redeem the $136.8 million outstanding principal of Titan’s 8.75% senior subordinated notes. Titan recorded expenses of $3.7 million in the third quarter of 2004 in connection with the termination of the prior revolving loan agreement and term loan, and the redemption of all of the 8.75% senior subordinated notes. These expenses related to unamortized deferred financing, redemption premium and prepayment penalties.

“Clearly we are pleased with the great strides Titan has made since third quarter last year, especially considering Titan Europe Plc’s sales are no longer consolidated with those of Titan International. Titan’s commitment to product innovation, manufacturing efficiencies and focused sales has led to a healthy profit for the third quarter, which is typically impacted by seasonal equipment manufacturer shutdowns,” stated Maurice Taylor Jr., Titan president and CEO. “Many of our customers are still forecasting sales growth through 2005, and Titan is ready to meet the wheel and tire needs of the agricultural, construction and consumer industries. The refinancing of the company’s debt allowed us to secure extended terms through 2009, ensuring the continued financial strength of Titan.”

For additional financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 28, 2004.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact:     Lisa Ross
Titan Communications Coordinator
(217) 221-4489

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2004 and 2003

Amounts in thousands except earnings per share data.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$116,487	$111,218	$404,651	$371,203
Cost of sales	98,686	105,921	338,241	349,440
Gross profit	17,801	5,297	66,410	21,763

Selling, general & administrative expenses	7,613	9,751	27,585	32,108
Research & development expenses	323	638	1,530	2,022
Goodwill impairment on Titan Europe	0	0	2,988	0
Income (loss) from operations	9,865	(5,092)	34,307	(12,367)

Interest expense	(3,833)	(5,088)	(13,598)	(15,101)
Debt termination expense	(3,654)	0	(3,654)	0
Equity investment (loss) income	(367)	0	421	0
Loss on investment	0	(2,707)	0	(2,707)
Other income	105	245	239	2,728
Income (loss) before income taxes	2,116	(12,642)	17,715	(27,447)

Provision for income taxes	635	740	5,315	0

Net income (loss)	$1,481	$(13,382)	$12,400	$(27,447)

Income (loss) per common share:
Basic	$.09	$(.64)	$.68	$(1.31)
Diluted	.09	(.64)	.65	(1.31)

Average common shares outstanding:
Basic	16,324	21,060	18,293	20,922
Diluted	16,426	21,060	20,429	20,922

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Agricultural	$70,451	$62,921	$253,583	$216,870
Earthmoving/Construction	37,495	40,776	124,546	126,958
Consumer	8,541	7,521	26,522	27,375
Total	$116,487	$111,218	$404,651	$371,203

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	Sept. 30,	Dec. 31,
	2004	2003
Assets
Current assets:
Cash & cash equivalents	$3,291	$6,556
Accounts receivable	68,417	83,975
Inventories	74,484	112,496
Assets held for sale	37,003	37,775
Deferred income taxes	20,343	20,343
Other current assets	17,592	25,801
Total current assets	221,130	286,946

Property, plant & equipment, net	77,075	138,482
Restricted cash on deposit	26,430	51,039
Investment in affiliate	27,418	0
Other noncurrent assets	20,928	27,794
Goodwill, net	11,702	18,823
Total assets	$384,683	$523,084

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$233	$21,161
Accounts payable	33,458	51,931
Other current liabilities	23,214	29,883
Total current liabilities	56,905	102,975

Deferred income taxes	22,796	22,796
Other long-term liabilities	28,726	36,960
Long-term debt	174,329	248,397
Stockholders’ equity	101,927	111,956
Total liabilities & stockholders’ equity	$384,683	$523,084